Exhibit 10.1

JOINT PRODUCTION AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of the 16th day of October, 2013, by and between Premier Exhibition Management, LLC, a limited liability company organized under the laws of the State of Florida and having its principal place of business at 3340 Peachtree Road NE, Suite 900, Atlanta, Georgia 30326 (“PEM”), on the one hand, and TSX Operating Company LLC, a New York limited liability company having an address at: c/o Running Subway Productions, 70 West 40th Street, 9th Floor, New York, NY 10018 (“DTS”) on the other hand. Each of DTS and PEM shall be referred to as a “Party” and both as “Parties.”

WHEREAS, DTS, PEM and The Newseum, a not-for-profit corporation organized under the laws of Washington D.C., desire to develop, promote, tour and exploit a touring exhibition adapted from Newseum’s temporary exhibition, “G-Men and Journalists: Top Stories of the FBI’s First Century,” and expanded upon to focus on the central theme of “crimes of the century” (the “Exhibit”); and

WHEREAS, on May 21, 2013 the Federal Bureau of Investigations and Newseum have executed a Revised Memo of Agreement under which the Newseum agreed to develop content for the Exhibit (the “Assets”) to be toured by DTS and Arts and Exhibitions, LLC, a Florida Limited Liability Company (“AEI”); and

WHEREAS, DTS, AEI and The Newseum executed an Exhibition Touring, Service and Co-Promotion Agreement under which DTS and AEI agreed to design, book, tour, present and operate the Exhibit at museums and other appropriate venues in the United States (each location a “Tour Event”, all of the Tour Events the “Tour”); and

WHEREAS, both AEI and and PEM are wholly owned subsidiaries of Premier Exhibitions, Inc., and AEI intends to assign its rights to the Exhibition Touring, Service and Co-Promotion Agreement to PEM; and

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PEM and DTS agree, as follows:

1.	License Rights.

(a)      Assignment. DTS hereby consents to the assignment by AEI to PEM of all of AEI’s rights and obligations under the terms of the Exhibition, Touring, Service and Co-Promotion Agreement.

(b)      Agreement to Produce and Operate Exhibition. PEM and DTS agree to jointly produce and operate a touring exhibition utilizing the Assets in accordance with the terms herein.

(c) Exclusivity.   Notwithstanding any other provision in this Agreement, (i) the rights granted to PEM under this Agreement with respect to the Exhibit and the Assets contained in such Exhibit are exclusive; and (ii) each of PEM and DTS, and their respective owners, affiliates and subsidiaries, shall not, either alone or in concert with others, directly or indirectly, either as an employee, consultant, agent, principal, partner, stockholder (except as a less than 5% stockholder of any publicly traded company), investor, corporate officer, director or in any other individual or representative capacity, engage or participate in, or authorize any other party to engage in or participate in, the promotion and/or production of any multi-venue, touring exhibition involving the FBI or otherwise directly promote or produce a multi-venue, touring show of substantially similar subject matter during the Term.   Notwithstanding the foregoing, the parties acknowledge and agree that each party operates  exhibition spaces and that either party  may, from time to time, host exhibitions at said facilities which may be competitive with or substantially similar to, the Exhibit; and the parties further acknowledge and agree that any such hosting shall not be deemed a breach or violation of this Section 1(c).

(d) New York Run. PEM hereby grants to DTS the rights of first negotiation and last refusal in respect of the hosting of the Exhibit in the greater New York City marketplace (namely the City of New York and all points within 75 miles of its City boundaries) during the Term hereof. As used in this subsection 1(d), the terms “rights of first negotiation and last refusal” shall mean:

The term “right of first negotiation” as used herein shall be defined as granting DTS the exclusive right for a period of twenty (20) calendar days to negotiate a venue hosting agreement with PEM to produce the Exhibit at DTS’ Discovery Times Square venue on 44th St., New York, New York, in the event PEM decides during the Term hereof to bring the event to the New York metropolitan area. Said 20 day period will commence on the receipt of written notice of such decision from PEM to DTS.

The term “right of last refusal” as used herein shall be defined as granting DTS the right to accept the same material terms and conditions that PEM has been able to negotiate with any third party (or itself) for the hosting of the Exhibition in the New York metropolitan area. DTS shall have five (5) calendar days in which to exercise in writing, its right of last refusal to accept or reject the material terms and conditions proposed between PEM and such third party (or itself). Said 5 days period shall commence on the date DTS receives written notice from PEM of the material terms and conditions that it has been offered. In all events any such proposal must reflect an arms’ length, good faith, transaction, consistent generally with industry standards for agreements between unaffiliated touring show promoters and exhibition venues. In the event that DTS fails to exercise its right of last refusal as provided for herein, PEM shall thereafter be able to enter into an agreement with any third party (or itself) on terms and conditions consistent in all material respects with those contained in such notice to DTS.

PEM and DTS agree to amend the Exhibition, Touring, Service and Co-Promotion Agreement to eliminate the requirement that the Exhibition be presented at DTS’ Discovery Times Square venue, to be replaced by reference to the rights of first refusal and last negotiation herein.

2.
Term. The “Term” of this Agreement shall mean the period that commences upon the execution and delivery of this Agreement by all parties and ends upon the closing of the last of the Tour Events (i.e., when the Tour comes to an end), or a Force Majeure event in accordance with the provisions of Section 11 or other termination in accordance with Section 10; provided however that the Term shall in all events expire five (5) years from the date of the opening of the first Tour Event or on such other date upon which the Parties shall mutually agree in writing.

3.	The Exhibit.

(a)      Selection of Venues to Display the Exhibit.  After meaningful consultation with DTS, and subject to the provisions of Section 1(c) and (d) above: (i)PEM shall select the venues at which the Exhibit shall be presented to the public. (Any venue selected by PEM for a Tour Event is referred to individually as a “Venue,” and collectively, as the “Venues.”); (ii) in all circumstances, PEM shall have final say in the selection of the Venues; (iii)  PEM shall present at least one Tour Event;  and (iv) the decision whether to stage more than one Tour Event rests in the sole and absolute discretion of PEM, provided, however, that in all events, the terms and provisions of all agreements with all Venues shall be arms’ length, made in good faith and, when taken as a whole, consistent generally with industry standards for agreements between unaffiliated touring show promoters and exhibition venues.

(b)      Routing of Tour Events at Venues.   In consultation with DTS, PEM shall be entitled to determine the dates in which the Exhibit will be displayed at each of the Venues (i.e., the length of the applicable Tour Event).  PEM shall be solely responsible for securing agreements with the applicable Venues in connection with their respective display of the Exhibit.

(c)      Budgets.  All costs of every kind associated with the Exhibit, including but not limited to the design, development, licensing, production, presentation, promotion, marketing and operation of the Exhibit, shall be subject to a budget which shall not exceed $1,200,000 without the signed written agreement of DTS and PEM (the “Exhibit Production Budget”). Any increase in the Exhibit Production Budget over $1,200,000 agreed to by DTS and PEM shall be referred to herein as an “Exhibition Production Budget Increase”.  The  Exhibit Production Budget shall be developed by PEM in meaningful consultation with DTS and shall be paid for as follows: Eighty Percent (80%) by PEM and Twenty Percent (20%) by DTS. DTS shall remit to PEM by wire transfer the DTS portion of Exhibition Production Budget within thirty (30) calendar days of the date expenditures are planned, in accordance with a funding schedule agreed to by DTS and PEM in the Exhibit Production Budget.  PEM and DTS shall recoup One Hundred and Ten Percent (110%) of the Exhibit Production Budget on a pro-rated basis according to their investments, and such monies shall be recouped before any other revenues are distributed to themselves or any third-parties.  If there is an Exhibition Production Budget Increase, such increase shall be funded eighty Percent (80%) by PEM and Twenty Percent (20%) by DTS, provided, however, that if DTS does not fund 20% of the Exhibition Budget Increase, the 80%/20% recoupment schedule shall be adjusted to reflect the actual investment of DTS and PEM.   Recoupment is made  through the proceeds of the exploitation of the Exhibit and ancillary rights as described in this Agreement. In all cases, final approval of the budget rests with the PEM. If the Exhibit Production Budget is exceeded due to agreed-upon changes, commercially necessary expenditures or events outside the control of the parties (“Overages”), then such Overages shall be paid and fully recoupable by the Parties on a pro-rata basis according the each Party’s additional investment. It is understood and agreed that the costs and expenses incurred attributed to or for which the the Parties are responsible under the terms of this Agreement, are to be included in the Exhibit Production Budget and fully recoupable by each of them.

(d)      Design of Exhibitry, Marketing Material, Websites; Approvals.    PEM shall have the right to design all aspects of the Exhibit, marketing material, public relations material, merchandise, and any websites related to any Exhibit; provided however, that PEM agrees to consult meaningfully with DTS in conjunction with any such materials or designs.  .

 (e) Ownership at Expiration. Upon the expiration or lawful termination of this Agreement: (i) PEM shall have an ownership interest inall physical assets and intellectual property of the Exhibit not otherwise owned or controlled by Newseum, equal to 68%; and DTS shall have ownership interest in the same of 32%; and (ii) PEM shall have a perpetual license to use any of said physical assets and any intellectual property developed or used in connection with the exhibition by remitting to DTS a sum equal to 32% of the cost basis of the actual expenses incurred pursuant to the Exhibit Production Budget.

4.	PEM/DTS Obligations. In addition to such other responsibilities of PEM as are set forth elsewhere in this Agreement, with respect to the Tour or any Tour Event, during the Term, PEM shall:

(a)      subject to the provisions of 1(c) and (d) above, secure agreements with at least one Venue in connection with such venue’s presentation of the Exhibit at a Tour Event;

(b)      subject to the caps and percentage obligations set forth in Section 3(c) above, fund and provide for any other elements PEM determines are necessary or desirable to augment and enhance the Assets and use them to complete the Tour (the “New Show Build Costs”), which shall be part of the Exhibit Production Budget;

(c)      operate and manage each of the Tour Events on a day-to-day basis, with the involvement of museum partners as appropriate, including (i) all logistics, (ii)  advance and on-site ticketing (e.g., establishing on-sale dates for each Tour Event, establishing ticket prices for admission into the Exhibit with the applicable Venue, and arranging for the applicable ticketing agency in conjunction with the applicable Venue); (iii) building the exhibitry at each Venue; and (iv) supervising the operations to the extent permitted by the applicable Venue and, as between DTS and PEM, handling all facility matters with respect to each Exhibit on an as-needed basis; and (v) supervising the operations of the merchandise store at each Venue;

(d)      use commercially reasonable efforts to adequately secure, protect and safe keep the Assets during storage, transportation and display to the extent PEM and/or its affiliates have possession and control of such Assets during the Term of this Agreement;

(e)      use commercially reasonable efforts to promote and market the Exhibit in connection with each of the Tour Events in a Tour;

(f)      arrange for and oversee the transportation of the Exhibit from one Tour Event to the next (recognizing that PEM has no obligation to present the Exhibit at more than one Venue) throughout the Term;

(g)      pay all Production Costs and all Operating Costs (as defined below) in connection with the Exhibit, subject to the following definitions:

i.
The term “Production Costs” shall mean the actual costs associated with the services, equipment and facilities necessary in order to make the Exhibit ready for display at a Tour Event (e.g., legal and accounting services in connection with the display of the Exhibit at a Tour Event; travel related costs for PEM and its touring personnel in connection with the display of the Exhibit at each Tour Event (but excluding “t and e” for PEM executive or senior personnel not assigned specifically to the Tour); and audio/video production costs in connection with an Exhibit).

ii.	The term “Operating Costs” shall mean all costs incurred by PEM in performing its operational obligations for the Exhibit pursuant to Sections 5(c)-(f) above.

(h)      return to the Newseum no later than thirty (30) days after the expiration of the Term all exhibitry and other assets contributed to the Exhibition by The Newseum.

5.	Compensation.

(a)      Management Fee. Commencing upon the opening of each Tour Event, PEM shall pay itself a management fee of $60,000 per Tour Event (the “PEM Management Fee”) from Gross Exhibit Revenues. “Gross Exhibit Revenues” shall include all revenues from tickets, merchandising, sponsorships and other ancillary revenue streams, after payment of sales admission taxes and credit card fees and charges and after returns and customer credits.

(b)      Division and Payment of Net Profits.  The parties shall establish a revenue pool for each of the individual Tour Events (the “Tour Event Revenue Pool”). The parties hereby agree to the following division of Tour Event Profits:

(i)	After recoupment as set forth in Section 3(c) above, PEM shall receive Sixty Eight Percent (68%) of Tour Event Profits and DTS shall receive Thirty Two Percent (32%) of Tour Event Profits.

“Tour Event Profits” shall mean  Net Revenue less all Exhibition Expenses. Net Revenue  shall mean all gross revenues received from the sale of tickets for admission to the Exhibition, plus Net Merchandise Revenue (as defined in section 5(f) below), plus gross sponsorship payments less reasonable commission (not to exceed 15%), plus any other ancillary revenues generated from the Exhibition less: standard sales tax, refund and credit card deductions. Net Revenue (including retail and all ancillary revenues) shall be collected by PEM.

Exhibition Expenses shall mean , to the extent not part of the Exhibit Production Budget, except as otherwise expressly set forth herein,  all reasonable, direct, out-of-pocket costs and expenses actually paid by PEM in presenting, producing, operating (including reasonable, direct, out-of-pocket incremental professional fees, including outside legal fees), transporting and promoting, loading in, installing, loading out and removing, maintaining and repairing the Exhibition including, but not limited to, the following: (i) rent (if applicable), license fees payable to any third parties including Newseum(including the “Services Fee,” “Newseum Admission Ticket Royalty” and audio tour fees as those terms are defined in Section 7.2 of the Exhibition Touring, Service and Co-Promotion Agreement) marketing, sales advertising and publicity; (ii) packing, freight and shipping and associated personnel costs for the Exhibition and all components thereof, if applicable , and (iii)to the extent not covered above, Production Costs and Operating Costs. PEM shall pay all Exhibition Expenses. No payments of any kind made by DTS will be considered an Exhibition Expense unless such payments are approved in writing by PEM, and such writing expressly states that the payment is a recoupable Exhibition Expense.

(ii)
DTS shall be paid Twenty Five Thousand Dollars ($25,000) (the “Finders Fee”) upon (a) full execution of the Exhibition Touring, Service and Co-Promotion Agreement, (b) receipt by PEM of an artifact list from the FBI which is acceptable to both PEM and DTS. The Finders Fee shall be an Exhibition Expense.

(c)      Timing of Payments.   Unless the parties otherwise agree in writing, the parties shall be entitled to be paid amounts owing to it under Section 5(b) thirty (30) days after the final settlement of each Tour Event with the Venue.

(d)      No Deductions.   PEM shall have no right, and shall not offset or deduct any sums whatsoever, from the monies otherwise due and payable to DTS under this Agreement, except as expressly provided in this Agreement.

(e)      Manner of Payments.   All payments to DTS shall be made by wire transfer in accordance with the following respective instructions:

[insert wire instructions]

(f)      Merchandise.

i.
The parties acknowledge that PEM has or will enter into an agreement with Premier Merchandising, LLC (“PM”) to supply the inventory for the Merchandise Store and to operate the Merchandise Store for the first Tour Event and, at the option of PM, for the additional Tour Events.  “Merchandise Store” shall mean a merchandise store managed and operated by the Merchandise Company in connection with the applicable Exhibit at each Venue (except as restricted by Venue exclusivity requirements pursuant to which a Venue has granted merchandising rights to a third party merchandiser).

ii.
PEM shall use commercially reasonable efforts to secure a commitment from each Venue that the Merchandise Store shall be the only store in such Venue that will be permitted to sell merchandise related to the Exhibit or items in the Exhibit.  PEM and PM may also market and sell merchandise via the internet, including by means of a website(s) established by PEM and/or the PM for such sales. For the avoidance of doubt, the merchandise revenues included in Net Revenue shall be 30% of the merchandise sales, less taxes and credit card fees and discounts,  as provided in the agreement between PEM and PM, less any share of the merchandise revenue owed a Venue pursuant to an agreement between PEM and the Venue the (“Net Merchandise Revenue”).

iii.
For the avoidance of doubt, PEM and PM shall be entitled to design and/or publish, or arrange for a third party to co-design and/or publish a catalog containing photographs and other information about the Exhibit, subject to approval by Newseum and the FBI.   The revenues from the sale of such catalogs shall be included in the calculation of Net Merchandise Revenue, in accordance with Sections  5(f)(i) and (ii) herein.

iv.	DTS grants to PM a license to utilize existing merchandise designs and catalogues in connections with its operation of the Merchandise Store and for no additional cost to PM or PEM

(g)      Accountings /Tour Settlement /Audit.

i.
DTS shall have the right, at its own expense, to have a representative participate in all Tour Event settlements upon request and PEM shall provide documentation evidencing Tour Event attendance upon DTS request.

ii.
PEM shall provide DTS with a written settlement for each Tour Event and in connection with any other payments under this Agreement, which shall contain the itemized calculation of Net Tour Event Profit.

iii.
PEM shall keep complete, detailed and accurate books and records of all merchandise revenue and all ticket and sponsorship revenues in respect of the Tour Events. During the Term and for twelve (12) months thereafter, each of the parties shall provide the other party, upon reasonable notice, with full and complete access during regular business hours at such party’s normal place of business to such party’s Exhibit-related books and records to inspect and copy, and to perform, at the discretion and expense of the other party, audits or reviews of such books and records.

6.      Representations and Warranties of PEM.  PEM hereby represents and warrants that:

(a)      PEM is a valid and existing limited liability company in good standing in the State of Florida and it has the right and the complete authority to enter into this Agreement and to undertake the obligations set forth herein.

(b)      This Agreement has been duly executed by PEM and is enforceable against PEM in accordance with its terms.

(c)      PEM has taken all steps necessary to secure the underlying intellectual property rights necessary to perform their obligations under this Agreement and PEM is aware of no claim by any person, or occurrence which with the passage of time would result in a default by PEM of any obligations it owes to any party in connection with such intellectual property rights that conflicts with PEM’s unfettered and unencumbered exclusive rights to present the Assets in connection with the Exhibit.

(d)      PEM represents and warrants that: it is the 100% direct, sole equity member of AEI; it owns (and will own throughout the Term hereof) within its corporate assets, the touring exhibition business of all of AEI, Premier Exhibitions, Inc. and itself; and upon execution of this Agreement, it will have throughout the Term hereof, all rights and responsibilities to fully perform all of the obligations, if any, of each of AEI and Premier Exhibitions, Inc. in respect of the Exhibit and the Tour.

7.	Representations and Warranties of DTS. DTS hereby represents and warrants that:

(a)      DTS  is a valid and existing limited liability company in good standing in the State of New York and it has the right and the complete authority to enter into this Agreement and to undertake the obligations set forth herein.

(b)      This Agreement has been duly executed by DTS and is enforceable against DTS in accordance with its terms.

(c)      DTS has taken all steps necessary to secure the underlying intellectual property rights necessary to perform their obligations under this Agreement and DTS is aware of no claim by any person, or occurrence which with the passage of time would result in a default by DTS of any obligations it owes to any party in connection with such intellectual property rights that conflicts with DTS’s unfettered and unencumbered exclusive rights to present the Assets in connection with the Exhibit.

8.	Intellectual Property Rights.

The parties hereby grant each other a non-exclusive, non-transferable, royalty-free, limited license to use, display and otherwise distribute each of the other party’s trademarks, service marks, logos, or trade names (collectively, the “Marks”) solely in connection with each party’s promotion obligations hereunder, if any; provided, however, that such Marks shall be used, displayed and otherwise distributed only in a form and manner as has been specifically approved in advance by the party owning such Mark.   All use of the other party’s Marks shall inure to the benefit of the owner of such Marks.

9.	Indemnities.

(a)      DTS agrees to indemnify, defend and hold harmless PEM and its subsidiaries, parent companies, affiliates, agents and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that PEM may reasonably incur or be liable for as a result of any third party claim, suit or proceeding made or brought against PEM based upon, arising out of, or in connection with DTS’s: (i) breach of any of its duties or obligations hereunder, (ii) representation made under this Agreement; or (iii) negligence or willful misconduct in connection with the Tour.

(b) PEM agrees to indemnify, defend and hold harmless DTS and its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that DTS may incur or be liable for as a result of any claim, suit or proceeding made or brought against DTS based upon, arising out of, or in connection with PEM’s: (i) breach of any of its duties or obligations hereunder, (ii) representation made under this Agreement, or (iii) negligence or willful misconduct in connection with the Tour.

(c)      Each party shall give the other party prompt notice of any claim or suit coming within the purview of these indemnities. Upon the written request of any indemnitee, the indemnitor shall assume the defense of any claim, demand or action against such indemnitee, and shall upon the request of the indemnitee, allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor’s prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.

10.	Termination.

(a)       Subject to Section 11 below, if any party (the “Defaulting Party”) fails to substantially perform its obligations hereunder and such failure to perform is not covered by a Force Majeure event, as hereinafter defined in Section 11, in a manner that results in material harm, loss or other damage to the other party (“Event of Default”), and if curable, such Event of Default is not cured within ten (10) business days after receipt by the Defaulting Party of written notice thereof, or longer as the parties may mutually agree upon in writing, then the other party may terminate this Agreement by giving ten(10) days’ written notice thereof to the Defaulting Party. The right to terminate this Agreement shall be in addition to and not in lieu of any other remedies available in law or equity. Neither PEM nor DTS shall be obligated to reschedule a Tour Event that is cancelled as the result of the other party’s acts or omissions that are not legally excused; provided, however, that the parties shall use commercially reasonable efforts to mitigate any damages resulting from such other party’s breach of this Agreement. Notwithstanding any other provision of this Agreement. PEM may terminate this Agreement, upon six (6) months prior written notice to DTS based on its reasonable business judgment that the venue agreements available for the Exhibit are not economically viable subsequent to presenting at least one Tour Event. Any obligations that accrue prior to the termination of the Agreement or the earlier termination of any Applicable Term shall survive the termination of the Agreement.

(b)       Either Party  shall have the right to terminate this Agreement within twelve  (12) months of the date of execution of this Agreement, if it determines, using its commercially reasonable business judgment, that an additional exhibition involving or authorized by the FBI is under development. Upon termination of this Agreement pursuant to this Section, this Agreement shall have no further force and effect, the Parties shall have no further rights or liabilities under this Agreement, and shall be released from all of their duties, obligations and restrictions  hereunder.

(c)       This Agreement shall automatically terminate upon termination of the Exhibition Touring, Service and Co-Promotion Agreement or the Revised Memo of Agreement.

(d)       PEM shall deliver to Newseum possession of the exhibitry and other assets contributed to the Exhibition by the Newseum in its “as is” and “where is” condition after the completion of the Term.

11.	Cancellation from Force Majeure.

(a)      Notwithstanding anything else contained in this Agreement, if a Force Majeure Event prevents the presentation of one or more Tour Events in the manner required by or reasonably expected under the terms of this Agreement, then absent a mutual agreement to the contrary, (i) such Tour Event shall be canceled, (ii) neither party hereto shall be in default of its obligations by reason of such cancellation, (iii) both parties hereto shall use all commercially reasonable efforts to reschedule such Tour Event at a mutually agreeable time and place and (iv) each party shall be responsible for its own expenses.  Similarly, no party shall be in default of any obligation under this Agreement if its performance of such obligation is rendered impossible by reason of a Force Majeure Event.

(b)      If a Force Majeure Event should result in a cancellation of the entire remaining schedule of Tour Events in a Tour and the Tour Events cannot be re-scheduled within six (6) months after the originally scheduled dates, and the parties are unable to mutually approve the rescheduling of any portion of such Tour for dates later than six (6) months after the originally scheduled dates in a mutually acceptable manner, acting reasonably, then either party hereto may, after exercising all commercially reasonable efforts to reschedule such Tour Event(s), either terminate this Agreement by providing notice thereof to the other party hereto.

(c)      As used herein, the term “Force Majeure Event” shall mean the occurrence of an event outside the reasonable control of the party claiming the protection of the Force Majeure Event such as an act or regulation of public authority, fire, riot or civil commotion, lockout or strike or other labor dispute, terrorist acts, acts or declarations of war, disease, epidemic, substantial interruption in, or substantial delay or failure of, technical facilities, failure or substantial delay of necessary transportation services, war conditions, emergencies, or acts of God. Notwithstanding the foregoing, poor weather conditions shall not constitute a “Force Majeure Event” unless such conditions prevent the attendance by or adversely affect the safety of ticketholders and persons reasonably necessary to carry out a Tour Event.

12.	Insurance.

(a)      Cancellation Coverage. Each party hereto may acquire an insurance policy to cover its risk of loss that would arise in the event of cancellation of the Tour Events. The terms of the policies and any claims made thereunder in respect of the above requirements shall be subject to each party's approval, acting reasonably.  For the purposes of clarity, (i) each party shall be responsible for the respective cost of its own policy; and (ii) subject to the foregoing and the Indemnification provisions of this Agreement (Section 9), each party shall be entitled for its own account to the payment of any claim proceeds under its own policy.  The parties agree to cooperate with each other with respect to the other’s procurement of insurance and/or claims made under their respective policies, including without limitation, providing each other relevant documents and medical information and documents as reasonably requested by their respective insurance carriers.

(b)      Property Coverage for the Assets.  Notwithstanding the provisions of Section 12(a), PEM shall obtain and maintain during the Term property insurance covering the Assets, the cost of which shall be part of Exhibition Expense. The parties shall agree to work in good faith to determine commercially reasonable valuations of the inventory to be used for insurance purposes. DTS shall be named as an additional insured on such policy.

(c)      Liability and Worker’s Compensation Coverage. PEM agrees to obtain and maintain during the Term appropriate commercial general liability insurance with limits of no less than US $2,000,000 per occurrence and in the aggregate, worker's compensation insurance for their respective employees in accordance with legal requirements, and automobile insurance as may be warranted, the cost of which shall be part of Exhibition Expense.

13.
Confidentiality. Information shared between the parties shall be maintained in strictest confidence and shall not be used by the receiving party except in connection with such party’s performance of its obligations hereunder or as otherwise required by law; provided however, if such information is already generally known to the public or the receiving party (except if known by the receiving party by reason of a violation of confidentiality obligations to which such information was subject), such information shall not be subject to the foregoing obligation to maintain it in confidence. The terms of this Agreement and information shared between the parties shall be kept confidential except to the extent necessary to enforce the terms hereof or as required to comply with the law (such as for example, pursuant to a court order, investor due-diligence or where a party must disclose such information pursuant to federal securities laws or to a tax advisor or accountant for purposes of preparing tax returns or financial statements).

14.	Miscellaneous.

(a)       Integrated Agreement.  This Agreement, with its Exhibits, is intended by the parties to be the complete and final expression of their agreement, and is specifically intended to be an integrated contract with respect to the matters affected herein.  Each party agrees that any prior negotiations, statements, representations or agreements with respect to the subject matter herein are merged in and superseded by this Agreement, and that such party has not relied on any representation or promise, oral or otherwise, which is not set forth in this Agreement. This Agreement may not be modified or amended except by a writing signed by the party to be bound.

(b)       Agreement Not Assignable. Except as provided herein, no party hereto may assign its rights or obligations under and during the Term of this Agreement to any other person or entity without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

(c)       Binding on Successors. Without limiting the restrictions contained in Section 14(b) above, this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, representatives and assigns of the parties.

(d)       Attorneys’ Fees. Each of the parties shall bear its own attorneys’ fees in connection with the preparation of this Agreement. Should either Party bring an action against the other Party, both Parties are responsible for paying their respective attorneys’ fees and the prevailing Party shall have no right to recover such attorneys’ fees from the other Party.

(e)       Survival of Representations. The representations, warranties and indemnification provisions set forth in this Agreement shall be continuing and shall survive the expiration of the Term.

(f)       Approval Rights.  Unless expressly stated otherwise herein, no party may withhold, delay or condition approval unreasonably with respect to any matter for which such party’s approval is required by this Agreement.  If a party is expressly given sole and/or exclusive discretion to approve or disapprove any matter, such party may withhold, delay or condition approval unreasonably.

(g)       Future Cooperation.  This Agreement and all documents, certificates and instruments executed or to be executed by the parties hereto in furtherance of the transactions contemplated by this Agreement have been or will be duly authorized, executed and delivered by the applicable party, and each constitutes or shall constitute a legal, valid and binding agreement enforceable against the applicable party in accordance with its terms.

(h)       Governing Law; Forum Selection Clause.  This Agreement, and the parties’ conduct arising out of or related to it, shall be governed by the laws of the District of Columbia, without regard to its choice of law rules.  Any dispute arising out of or related to this Agreement must be brought in federal or state court in the District of Columbia , and the parties hereby consent to and waive defenses to the exclusive jurisdiction and venue of such forum.

(i)       Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement; provided that the material terms of this Agreement can be given their intended effect without the invalid provisions, and to this extent the provisions of this Agreement are declared to be severable.

(j)       Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

(k)       Non Agency. Nothing contained in this Agreement constitutes or creates an agency relationship, a partnership or a joint venture between or among the parties and the parties intend their relationship to be that of independent contractors.

(l)       Taxes. Each of the parties shall be responsible for paying its own income taxes. To the extent PEM is legally required to make any withholdings from payments owing to DTS, the amount withheld shall be treated as though the same was actually paid to DTS.

(m)       Notices. All notices (“Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, must be in writing, and shall be deemed duly given or made (a) upon delivery or refusal of such delivery of such notice by a recognized courier service; (b) upon personal delivery (which shall be deemed to have been given upon delivery); (c) upon delivery by email (including pdf or other electronic format of delivery);  or (d) upon delivery by fax machine capable of confirming receipt, and in each case addressed as follows (to the extent such address is applicable to the mode of delivery)(or at such other address for a party as shall be specified in a notice so given):

To DTS: c/o Running Subway Productions 70 West 40th Street 9th Floor New York, NY 10018 Attention: James Sanna Tel: (646) 619 8611 Fax: (646) 366 8110 Email: james@runningsubway.com	To PEM: PREMIER EXHIBITION MANAGEMENT, LLC 3340 Peachtree Road NE, Suite 900 Atlanta, Georgia 30326 Attention: Chief Financial Officer Tel: (404) 842-2665 Fax: (404) 348-0180 Email: mlittle@prxi.com

(n)       Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and facsimile copies or photocopies (and/or pdf or other electronic format) of signatures shall be as valid as originals.

IN WITNESS WHEREOF, the parties have executed this Agreement and affixed their hands and seal the day and year first above written.

TSX Operating Company, LLC By: /s/ James Sanna	PREMIER EXHIBITION MANAGEMENT, LLC By: /s/ Samuel S. Weiser Samuel Weiser, Chief Executive Officer